Exhibit 10.1

33% vest on May 8, 2022
34% vest on May 8, 2023
 33% vest on May 8, 2024

STOCK UNITS AWARD AGREEMENT

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (the “Plan”), you were granted a restricted stock unit award (“RSU”) in the number of units indicated above.  Each RSU is equivalent to one share of common stock upon vesting.

Subject to your continued employment with the Company, your award will vest in accordance with the schedule indicated above.

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. This award will vest immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan. Awards not vested at retirement will be forfeited.  Please consult the 2014 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys’ equity award program.

You agree as a condition of accepting this award that:

1.	You acknowledge receipt of this RSU award made on the date shown above, which has been issued and is subject to all the terms and conditions of the Plan.
2.	You further acknowledge receipt of a copy of the Plan Prospectus and agree to conform to all of the terms and conditions of the Plan.
3.
You acknowledge receipt of, and to have read, the Havertys Insider Trading Policy.  Further, you acknowledge you understand and agree to comply with the procedures and requirements outlined in this policy.